News Release

Contact:	Derma Sciences, Inc.	Allen & Caron Inc
	Edward J. Quilty	Rudy Barrio (US Investors)
	Chairman and CEO	r.barrio@allencaron.com
equilty@dermasciences.com
	609-514-4744	Brian Kennedy (media)
brian@allencaron.com
(212) 691-8087

DERMA SCIENCES TO ENTER PHASE II DEVELOPMENT OF WOUND HEALING PRODUCT
THAT MAY USE BODY’S OWN NATURALLY OCCURRING STEM CELLS

Appoints U.S. Biotest to Oversee Trials

PRINCETON, NJ – (January 24, 2008) . . .Derma Sciences, Inc. (OTCBB:DSCI), a provider of advanced wound care products, announced today that it has signed a clinical services agreement with San Luis Obispo-based, privately held U.S. Biotest, Inc. and will enter Phase II clinical development of DSC127, a novel and rapid wound-healing and scar-reduction product that has a unique mechanism of action potentially linked to the body’s own, naturally occurring stem cells. The product has shown promising activity in pre-clinical animal models and has already been tested for safety in a Phase I study in humans.

Through DSC127, Derma Sciences will be able to position itself as a key player in the very large diabetic foot ulcer and scar reduction markets, two rapidly growing and global segments of the wound care market. In the U.S. there are an estimated 2.4 million diabetic foot ulcers and 60,000 diabetes-related amputations each year, which cost healthcare payers more than $10 billion. The market for an FDA-approved scar reduction treatment could reach as high as $4 billion annually in the U.S. alone.

The Phase II study for DSC127, which will be focused on diabetic foot ulcers, is scheduled to begin enrollment in the third quarter of 2008.

“The development of DSC127 is an important milestone for Derma Sciences because it represents an opportunity for us to enter two of the largest and fastest-growing wound care markets in the world today,” said Ed Quilty, CEO of Derma Sciences. “Diabetes is a chronic medical issue around the globe and scar reduction, due in large part to the very rapid growth of cosmetic surgeries, is a significant new market for the wound care industry. These are the markets wound care needs to be focused on in the coming months and years and we believe DSC127, particularly due to its potential link to healing through the activation of stem cells, is the kind of product the medical industry is looking for.”

Derma Sciences obtained the rights to DSC127 via license with the University of Southern California, and has signed a clinical services agreement with U.S. Biotest. The scope of the agreement covers pre-study services, study management, clinical operations, data management and medical writing.

Early testing of DSC127 demonstrated that its healing powers may work by promoting the recruitment of mesenchymal stem cells to sites of tissue injury.  Mesenchymal stem cells are integral to the creation of several tissue types including skin, beginning in the fetal stages of development.

DSC127 is a novel angiotensin analog that was shown in various animal models to promote healing and reduce scar formation.  As a person ages and gets beyond the age of rapid growth, the number of his or her mesenchymal stem cells greatly diminishes.  However, administration of DSC127 at the site of tissue injury may promote the recruitment of mesenchymal stem cells in numbers that support the rapid healing of tissue. Application of DSC127 in various animal models has resulted in the increased pace of angiogenesis, as well as increased keratinocyte and extracellular matrix production, all key drivers for dermal repair.

U.S. Biotest, founded by Drs. Gere diZerega and Kathleen Rodgers, maintains an expertise in the licensed compound and has extensive capability in the development of devices and pharmaceutical agents. Drs. diZerega and Rodgers have previously been involved in the development of 4 medical products that have received FDA approval and 7 medical products that are marketed worldwide. Regarding DSC127, they have directed all pre-clinical work, including compound development, manufacturing validation, toxicology studies, successful National Institutes of Health (NIH) grant submissions, acquisition of an Investigational New Drug (IND), and completion of a Phase I clinical trial.

Regarding Derma Sciences’ contract with U.S. Biotest, Quilty commented, “Dr. diZerega and Dr. Rodgers have done a terrific job up to this point with DSC127, and have a history of successful product development behind them in the area of tissue repair. Additionally, not only will the clinical development of the product continue to be managed by those who have developed the product thus far, but it also allows us to work together with the NIH grant already in place to accelerate Phase II studies.”

Dr. Gere diZerega of U.S. Biotest said “We are excited to have the opportunity to continue with the development of DSC127. We have a great deal of experience with products that involve tissue repair, and believe that DSC127 presents a truly unique mechanism of action that should have significant activity in both areas of wound healing and scar reduction. Derma Sciences is aggressively focused on developing evidence-based pharmaceutical products to bring to the advanced wound care market, so we are delighted to be working with them on this project.”

About Derma Sciences:
Derma Sciences is a manufacturer and marketer of advanced wound-care products, with operations based in the US and Canada, and sales worldwide. The company recently launched its MEDIHONEY™ Wound & Burn dressings with Active Leptospermum Honey. The Company has also obtained FDA clearance to market and sell its MOBILITY-1™ boot and compressor device for the treatment of venous ulcers, lymphedema, and other conditions that require compression therapy. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

Forward-looking Statements
Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned, that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements Include but are not limited to, those discussed in the Company’s filings with the Securities and Exchange Commission.

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